Exhibit 4.17

SUBSCRIPTION AGREEMENT

This Agreement will outline the general terms and conditions under which the Subscriber proposes to purchase Units of Helix BioPharma Corp.

TO:         HELIX BIOPHARMA CORP.
#3 – 305 Industrial Parkway South
Aurora, Ontario, L4G 6X7
Canada

The Subscriber hereby subscribes for and agrees to take up Units of Helix BioPharma Corp. (“Helix” or the “Corporation”) as follows:

SUBSCRIBER:	_________________________________

PURCHASE PRICE:	$________________________________

PAYMENT:	Payment of the Subscription Amount must be received by Computershare Trust Company of Canada, as escrow agent, prior to closing.

PRICE PER
UNIT:	$________________________________

NUMBER OF
UNITS
SUBSCRIBED FOR:	_________________________________

USE OF PROCEEDS:	It is intended that the net proceeds of this placement will be used for working capital.

DESCRIPTION OF
UNIT:	Each Unit is comprised of one (1) Common Share of the Corporation and one Warrant (“Warrant”) (subject to adjustment in the case of a stock consolidation, subdivision, and / or reclassification).

WARRANTS:
Each Warrant will entitle the holder to purchase, subject to adjustment, one Common Share of the Corporation at a price equal to 140% of the Price Per Unit for a period of 3 years from the date of issuance of the Warrant.

CONDITIONS:	(1)	Acceptance of Subscription by the Corporation and its Board of Directors; and

(2)           Regulatory approval, where required.

TRANSFERABILITY:
The Warrants are non-transferable. The Common Shares forming part of the Units (the “Unit Shares”), and the Common Shares issuable upon exercise of the Warrants (the “Warrant Shares”) will be non-transferable for a period of not less than 4 months following the date of issuance of the Unit Shares.

HOLD PERIOD:
The Subscriber understands and acknowledges, as evidenced by the Subscriber’s signature hereto, that the Unit Shares, the Warrants and the Warrant Shares (collectively, the “Securities”) shall be non-transferable for not less than 4 months following the date of issuance of the Units, and that the Securities may be subject to further sale restrictions and/or hold periods pursuant to applicable securities laws, and the Subscriber agrees to comply with such restrictions. The Subscriber acknowledges and confirms that the Subscriber has been advised that the Subscriber should consult his, her or its own legal advisors with respect to applicable resale restrictions and that the Subscriber is solely responsible for complying with such restrictions (and the Corporation is not in any manner responsible for ensuring compliance by the Subscriber with such restrictions).

WARRANT
CERTIFICATES:
The Warrant Certificates shall be in such form, and shall contain such terms and conditions in addition to those set forth in this Subscription Agreement, and the schedules attached hereto, as the Corporation, on advice of its legal counsel, may approve.

SCHEDULES AND
APPENDIX:	This Subscription Agreement includes Schedules “A” and “B” and Appendix I, which are deemed to be incorporated herein.

ACCREDITED
INVESTOR:
The Subscriber represents and warrants that the Subscriber is an “accredited investor” because the Subscriber meets the criteria set forth in the following category or categories of “accredited investor”, as set out in Appendix I attached:

_______________________________________

HELIX SECURITIES
OWNED OR
CONTROLLED:
The Subscriber represents and warrants that at the date hereof, the number of common shares of Helix BioPharma Corp. beneficially owned and/or over which control or direction may be exercised, directly or indirectly, prior to this placement by the Subscriber, including common shares that may be acquired on exercise of a convertible security, is

__________________________________:

Dated as of the _______ day of ______________________, 2009.

______________________________________________________
Name of Subscriber (please print)

______________________________________________________
Signature of Subscriber or Authorized Representative

______________________________________________________
Print Name and Representative Capacity of Signatory, if applicable

______________________________________________________
Address

______________________________________________________

______________________________________________________
Phone Number

__________________________________________
Fax Number

__________________________________________
Email address

ACCEPTANCE

The foregoing subscription of _______________________________________________________

dated as of the ________ day of __________________________, 2009 is  hereby accepted as of the

________ day of __________________________________, 2009.

HELIX BIOPHARMA CORP.

Per:           _____________________________________

Per:           _____________________________________

APPENDIX I
CERTAIN DEFINITIONS AND ACCREDITED INVESTOR CATEGORIES

A.           Definitions and Deeming Provisions

For purposes of this Subscription Agreement, including its Schedules and this Appendix, the following shall apply:

affiliates — An issuer shall be deemed to be an affiliate of another issuer if one of them is the subsidiary of the other or if each of them is controlled by the same person.

beneficial ownership of securities — A person (first person) shall be deemed to own beneficially securities beneficially owned by a person (second person) controlled by the first person or by an affiliate of the second person.  An issuer shall be deemed to own beneficially securities beneficially owned by its affiliates.

control of person or company —  A person (first person) is considered to control another person (second person), if:

(a) the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless the first person holds the voting securities only to secure an obligation;
(b) the second person is a partnership, other than a limited partnership, and the first person holds more than 50 per cent of the interests of the partnership; or
(c) the second person is a limited partnership and the general partner of the limited partnership is the first person or company.

issuer — means a person who has outstanding, issues or proposes to issue, a security.

person —  means (i) an individual, (ii) a corporation, (iii) a partnership, trust, fund and an association, syndicate, organization, or other organized group of persons, whether incorporated or not, and (iv) an individual or other person in that person’s capacity as a trustee, executor, administrator, or other legal representative.

spouse -  means an individual who is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual, or who is living with another individual in a marriage-like relationship;

subsidiary — means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary;

B.           Accredited Investor Status

The Subscriber is an "accredited investor" as defined in National Instrument 45-106 of the Canadian Securities Administrators entitled “Prospectus and Registration Exemptions” ("NI 45-106"), because the Subscriber is one or more of the following:

Category #                      Category Details

1.
An individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets (being cash, securities, or a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of any Canadian securities legislation) having an aggregate realizable value that before taxes, but net of any related liabilities (being liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or liabilities that are secured by financial assets) exceeds $1,000,000;

2.
An individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

3.	An individual who, either alone or with a spouse, has net assets of at least $5,000,000;

4.
A person, other than an individual or investment fund (as that term is defined in NI 45-106), that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements, but has not been created or used solely to purchase or hold securities as such an accredited investor; or

5.
A person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are described in category 1, 2, 3 or 4 above.

SCHEDULE “A”

TERMS AND CONDITIONS OF SUBSCRIPTION FOR UNITS OF
HELIX BIOPHARMA CORP.

1.	Subscription for Units

The Subscriber named in this Subscription Agreement (the “Subscription Agreement”) to which these Terms and Conditions are attached as Schedule “A”, hereby subscribes for and agrees to take up  the number of Units set forth on the first page of this Subscription Agreement (the “Purchased Units”) for the Purchase Price set forth on the first page of this Subscription Agreement.

2.	Purchase Price

The Purchase Price set out on page 1 of this Agreement (the “Purchase Price”) shall be held on deposit by Computershare Trust Company of Canada (the “Escrow Agent”), pursuant to the Escrow Agreement, a copy of which is attached to this Subscription Agreement as Schedule “B”, and shall be released to the Corporation (the date of release being the “Closing Date”) on the following conditions:

(a)	Written notice from The Toronto Stock Exchange (the “TSX”) that the terms and conditions of the private placement have been accepted for filing; and

(b)	Such further and other regulatory approvals as may be necessary and required in the reasonable opinion of counsel to the Corporation have been obtained.

Upon satisfaction of the conditions precedent to the release of the Purchase Price, the Corporation will promptly take the necessary steps to have the Unit Shares issued and allotted as fully paid and non-assessable and to deliver same, together with a certificate for the Warrants forming part of the Units subscribed for, to the Escrow Agent for distribution to the Subscriber, provided that should (a) and (b) above not have been completed on or before that day which is 30 days from the date of the earlier of the date of receipt by the Escrow Agent of the Purchase Price and the date of acceptance by the Corporation of the Subscription Agreement,  then in such event, the Purchase Price shall be returned to the Subscriber if requested, with interest accrued thereon, less any applicable withholding tax, in accordance with the Escrow Agreement scheduled to this Subscription Agreement.  Certificates for the Unit Shares, the Warrants, and the Warrant Shares, shall be in a form in compliance with all Canadian federal and provincial applicable laws.

3.	Subscriber’s Acknowledgements, Representations, Warranties and Covenants

The Subscriber covenants, represents, warrants and acknowledges to and with the Corporation (which covenants, representations, warranties and acknowledgements shall survive the Closing) that:

(a)
the Subscriber is purchasing the Purchased Units as principal for the Subscriber’s own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Purchased Units in violation of United States, Canadian, or local securities laws;

(b)	the Subscriber is resident at the address shown for the Subscriber on page 3 of this Subscription Agreement, and the Subscriber further certifies that Subscriber is not resident in Canada;

(c)	the Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Units;

(d)	the Subscriber has no immediate need for liquidity and is able to bear the economic risk of loss of the Subscriber’s entire investment;

(e)
the Subscriber has not purchased the Purchased Units as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(f)
the Subscriber will execute and deliver all documentation as may be required by applicable securities laws and/or by the rules of the TSX to permit the purchase of the Purchased Units on the terms herein set forth;

(g)
the Subscriber has the legal competence and capacity to enter into and execute this Subscription Agreement and to purchase the Purchased Units and, if the Subscriber is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been given to authorize execution and performance of this Subscription Agreement by the Subscriber;

(h)
this Subscription Agreement has been duly executed and delivered by the Subscriber, and this Subscription Agreement constitutes a valid and legally binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms, subject only to the customary qualifications on enforceability concerning equitable remedies, and bankruptcy and insolvency;

(i)
the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which the Subscriber is or may be bound, or, if the Subscriber is a corporation, of the constating documents of the Subscriber;

(j)
the Subscriber is not a “U.S. Person” as that term is defined in Regulation S of the U.S. Securities Act (the definition of which includes, but is not limited to, an individual resident in the United States and an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States);

(k)	the Subscriber was outside the United States (as that term is defined in Regulation S of the U.S. Securities Act) at the time of execution and delivery of this subscription agreement;

(l)	no offers to sell the Purchased Units were made by any person to the Subscriber while the Subscriber was in the United States;

(m)	the Purchased Units are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States;

(n)
the Subscriber has not engaged nor will it engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for any of the Purchased Units, the Unit Shares, the Warrants or the Warrant Shares (collectively, the “Securities”), including but not limited to effecting any sale or short sale of the Corporation’s securities through the Subscriber prior to the expiration of any restricted period contained in Regulation S (any such activity being defined herein as a “Directed Selling Effort”).  The Subscriber agrees that all offers and sales of the Securities from the date hereof and through the expiration of  any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the U.S. Securities Act.   The Subscriber has not conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and will not engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S;

(o)
no representations or warranties, written or oral, concerning the Corporation or the Purchased Units have been provided to the Subscriber by the Corporation or any other person on behalf of the Corporation, other than those contained in this Subscription Agreement, and without limiting the generality of the foregoing, no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Securities;
(ii)	that any person will refund the purchase price of the Purchased Units or the Warrant Shares;
(iii)	as to the future price or value of any of the Securities; or
(iv)
that any of the Securities will be listed and posted for trading on a stock exchange or that application has been made to list and post any of the Securities for trading on a stock exchange, other than the TSX with respect only to the common shares of the Corporation;

(p)
the Subscriber has no knowledge of a “material fact” or a “material change” (as those terms are defined in the Ontario Securities Act) in the affairs of the Corporation that has not been generally disclosed to the public;

(q)
neither the Subscriber nor any of the Subscriber’s respective affiliates or associates, nor any insider of any of them, is an insider of the Corporation, and neither the purchase by the Subscriber of the Purchased Units, nor the exercise of any of the Warrants, will result in the Subscriber, or any such affiliates, associates or insiders, becoming an insider or a control person of the Corporation,  or will result in the Subscriber, or any such affiliates, associates or insiders being required to file any acquisition reports or so-called “early warning reports” under the take-over bid provisions of the Ontario Securities Act; (the terms “affiliates”, “associates”, “insider” and “control person” having the definitions contained in the Ontario Securities Act, after application of all related deeming provisions contained in the Ontario Securities Act);

(r)
the Subscriber may not trade any of the Securities for 4 months following the Closing Date, there may be other restrictions on the Subscriber’s ability to resell the Securities under applicable securities laws, and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Securities;

(s)
any information provided or to be provided by the Subscriber to the TSX or other securities regulatory authority, in connection with the transactions contemplated herein, will be complete and accurate in all respects and may be relied on by the Corporation in connection with the completion of such transactions as representations and warranties made by the Subscriber to the Corporation;

(t)
the Subscriber acknowledges that the Corporation will pay finders fees in respect of this subscription to ACM Alpha Consulting Management Est. (the “Finder”), and will reimburse certain expenses of the Finder, and the Subscriber acknowledges that the Subscriber has been provided with such further information regarding these finders fees and expenses as the Subscriber has requested;

(u)
if the Subscriber is making this subscription with the assistance or involvement of an agent of the Subscriber, such agent has disclosed to the Subscriber (i) whether the agent or any of its directors, officers, employees, agents or direct or indirect shareholders (collectively, the “Agent principals”), has any relationship with the Finder or any of its directors, officers, employees, agents or direct or indirect shareholders (collectively, the “Finder principals”) and if so, the nature and extent of such relationship; and (ii) whether the agent or any of the Agent principals has or will receive any benefit from the Corporation in connection with this subscription, whether directly or indirectly through the Finder, or any of the  Finder principals, or otherwise, and if so, the agent has also disclosed to the Subscriber the amount and nature of any such benefit;

(v)
the Corporation has not established any minimum or maximum number of Units which may be issued and accordingly, the Subscriber may be the only subscriber for Units or other securities of the Corporation or may be one or more of several such subscribers;

(w)	no securities commission or similar regulatory authority has reviewed or passed on the merits of any of the Securities;

(x)	there is no government or other insurance covering the Securities;

(y)
the Corporation has a limited operating history and a history of losses, and the Subscriber is fully familiar with the business and financial condition, properties, operations and prospects of the Corporation, all as generally described in the Corporation’s publicly available documents, including its filings on SEDAR available at www.sedar.com (the “Public Record”);

(z)
the Subscriber has been given the opportunity to ask questions of and receive answers from the Corporation regarding the investment and to obtain any information the Subscriber considers necessary or appropriate to verify the accuracy of the information set forth in the Corporation’s Public Record, or otherwise in connection with the Subscriber’s decision to acquire the Purchased Units, and has been furnished all such information so requested;

(aa)
the Subscriber acknowledges that no information furnished by the Corporation constitutes investment, accounting, legal or tax advice and the Subscriber has been advised to rely solely upon the Subscriber’s own professional advisors for such advice;

(bb)
without limiting the generality of the foregoing clause (aa), the Subscriber understands and agrees that there may be material tax consequences to the Subscriber of buying, holding or disposing of the Securities and that the Corporation gives no opinion and makes no representation with respect to any such tax consequences to the Subscriber;

(cc)	there are risks associated with the purchase of the Securities;

(dd)	the Subscriber has been independently advised as to the resale restrictions respecting the Securities under applicable securities laws and will comply with such restrictions;

(ee)
the Corporation has advised the Subscriber that the Corporation is relying on an exemption or “safe harbour” from the requirements of the Ontario Securities Act to provide the Subscriber with a prospectus and to sell securities through a person registered to sell securities under the Ontario Securities Act and, as a consequence of acquiring the Purchased Units pursuant to this exemption, certain protections, rights and remedies provided by the Ontario Securities Act, including statutory rights of rescission or damages, will not be available to the Subscriber;

(ff)
the Subscriber has not received or reviewed an offering memorandum or any material which appears or purports to describe the business and affairs of the Corporation that has been prepared primarily for delivery to and review by the Subscriber so as to assist the Subscriber to make an investment decision relating to the Purchased Units;

(gg)
without limiting the generality of the foregoing clause (ee) and (ff), no prospectus, or registration statement or other offering document has been filed by the Corporation with any securities commission or other securities regulatory authority under applicable securities laws, and:

(i)	the Subscriber is restricted from using most of the civil remedies available under such laws;
(ii)	the Subscriber may not receive information that would otherwise be required to be provided to the Subscriber and the Beneficial Purchasers under such laws; and
(iii)	the Corporation is relieved from certain obligations that would otherwise apply under such laws;

(hh)
the certificates representing the Purchased Units, as well as all certificates issued in exchange for or in substitution of the foregoing, will bear, on the face of such certificate, the following legends:

“THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE [DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]”;

“THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(ii)
the Securities have not been and will not be registered under the U.S. Securities Act, and may not be offered, sold, resold or delivered within the United States of America, its territories or possessions, other than pursuant to an effective registration statement or an applicable exemption under the U.S. Securities Act;

(jj)
the Subscriber consents to the Corporation making a notation on its records or giving instruction to the registrar and transfer agent of the Corporation in order to implement the restrictions on transfer set forth and described herein;

(kk)
the Subscriber has been notified by the Corporation that the Corporation may deliver information pertaining to the Subscriber and this subscription to securities regulatory authorities in Canada and elsewhere, including without limitation, the Ontario Securities Commission (“OSC”), that this information is being collected indirectly by such securities regulatory authorities under the authority granted to them in securities legislation, that this information is being collected for the purposes of the administration and enforcement of applicable securities legislation, and that if such information is provided by the Corporation to the OSC, then the title, business address and business telephone number of the public official in Ontario who can answer questions about the OSC’s indirect collection of information will be provided by the Corporation to the Subscriber, and the Subscriber hereby consents to such collection of information by the Corporation on behalf of and for the said securities regulatory authorities;

(ll)	the consideration paid by the Subscriber for the Purchased Units is at least 50,000 Euros;

(mm)
if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing such reports, undertakings and other documents with respect to the issue of the Securities as may be required to the extent the Subscriber is so required under applicable law;

(nn)
the funds representing the aggregate Purchase Price for the Subscriber’s Units which will be advanced by the Subscriber hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “Proceeds of Crime Act”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber’s name and other information relating to this Agreement and the Subscriber’s subscription hereunder, on a confidential basis, pursuant to the Proceeds of Crime Act and/or the Patriot Act.  To the best of the knowledge of the Subscriber: (a) none of the funds to be provided in payment of the Purchase Price (i) have been or will be derived from or related to any activity that is deemed criminal under the law of Canada, the United States of America, any European country or any other jurisdiction, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber; and (b) the Subscriber shall promptly notify the Corporation if the Subscriber discovers that any of such representations in clause (a) ceases to be true, and to provide the Corporation with appropriate information in connection therewith; and

(oo)
the Subscriber will not trade in any securities of the Corporation until 48 hours following the completion of the purchase of the Purchased Units or the termination or non-acceptance of this Agreement.

The Subscriber hereby represents, warrants and covenants that each of the foregoing representations, warranties, covenants and acknowledgements, and those contained in any other documents which may be furnished by the Subscriber to the Corporation, are true as of the date of execution of this Subscription Agreement or the date such documents are furnished, as the case may be, and will be true and correct as of the Closing Date, as if repeated at such date and will survive the completion of the sale of Purchased Units.

4.	Indemnity

The Subscriber agrees to indemnify and hold harmless the Corporation and its directors, officers, employees, agents, advisers and shareholders from and against any and all loss, liability, claim, damage and expense whatsoever (including expenses reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation (whether commenced or threatened)), arising out of or based upon any acknowledgement, representation or warranty of the Subscriber contained herein or in any document furnished by the Subscriber to the Corporation in connection herewith, being untrue in any material respect or any breach or failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any document furnished by the Subscriber to the Corporation in connection herewith.

5.	Survival

The acknowledgements, representations, warranties, covenants and agreements of the Subscriber herein, shall survive the closing of the purchase and sale of the Units herein subscribed for.

6.	Governing Law

The Subscription Agreement, together with the Schedules thereto, shall be governed by and construed in accordance with the laws of the Province of Ontario.

7.	Assignment

This Subscription Agreement may not be assigned by either party.

8.	Further Assurances

The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party hereto shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the closing of the purchase and sale of the Units herein subscribed for.

9.	Severability

Any provision of this Agreement which is determined to be void, unenforceable or invalid shall be severable from all other provisions thereof and hereof and shall not be deemed to affect or impair the enforceability of any such other provisions or this Agreement.

[END OF SCHEDULE “A”]

Schedule “B”

ESCROW AGREEMENT

THIS AGREEMENT IS DATED AS OF THE _________ DAY OF ____________________, 2009.

BETWEEN:
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company duly incorporated by letters patent under the Trust Companies Act (Canada) and having an office at 100 University Avenue, 9th Floor, North Tower, Toronto, Canada,  M5J 2Y1
(hereinafter referred to as “Computershare” or the “Escrow Agent”)

OF THE FIRST PART
AND:
HELIX BIOPHARMA CORP., having an address located at Unit #3 – 305 Industrial Parkway South, Aurora, Ontario, Canada, L4G 6X7

(hereinafter referred to as “Helix”)

OF THE SECOND PART
AND:
That certain individual, company or other entity which has entered into a Subscription Agreement with Helix BioPharma Corp., whose name appears on the execution page hereof

(hereinafter referred to as the “Subscriber”)

OF THE THIRD PART

WHEREAS Helix and the Subscriber represent to Computershare that they have entered into a Private Placement Subscription Agreement with Helix (the “Subscription Agreement”) to which a copy of this Agreement is attached as Schedule “B” whereby the Subscriber has agreed to subscribe for Units of Helix;

AND WHEREAS Computershare has agreed to act as Escrow Agent for purposes of receiving the subscription proceeds and to undertake and perform certain duties according to the terms and conditions as hereinafter provided.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises, and mutual covenants and conditions hereinafter contained, the parties hereto jointly and severally covenant and agree with each other as follows:

1.           DEFINITIONS

1.01       For purposes of this Agreement including the recitals and any amendment thereto, the following words and phrases shall have the following meanings:

a)	“Business Day” means any day, other than a Saturday or Sunday, in which commercial banks in Toronto, Ontario are open for commercial banking business during normal banking hours.

b)
“Closing Date” means that day determined by Helix, which is not more than five (5) Business Days after Helix has satisfied the conditions precedent set out in paragraph 5.01 of this Agreement, provided that the Closing Date shall be no later than 30 days following the date of acceptance of the Subscription Agreement or such other date as may be agreed to by the parties in writing.

c)	“Escrow Agent” means Computershare Trust Company of Canada.

d)
“Regulatory Approval” means conditional approval of the Toronto Stock Exchange (the “Exchange”) and approval of any other regulatory authorities in Canada that may have jurisdiction over the transactions contemplated herein or the parties hereto.

e)	“Subscription Agreement” means that particular Subscription Agreement made between the Subscriber and Helix, to which this Escrow Agreement is attached as Schedule “B”.

f)	“Subscription Proceeds” means the full Purchase Price for the Units purchased by the Subscriber as set out in the Subscription Agreement, and tendered to the Escrow Agent.

g)	“Unit” means a Unit of Helix comprising one common share and one warrant, as described in the Subscription Agreement.

h)	“Unit Share” means a common share in the capital of Helix forming part of the Units.

i)	“Warrant” means a warrant of Helix as described in the Subscription Agreement.

2.           ESCROW AGENT, DEPOSIT OF SUBSCRIPTION PROCEEDS

2.01       Computershare is hereby appointed as Escrow Agent for purposes of the receipt and holding of any and all Subscription Proceeds which shall by held by Computershare as Escrow Agent for and on behalf of the Subscriber in accordance with the terms of this Agreement.

2.02       Upon receipt of the Subscription Proceeds, Computershare shall promptly deposit same in the name of Computershare in trust for the Subscriber, and such Subscription Proceeds shall earn interest at Computershare’s prevailing rate from time to time, and all such Subscription Proceeds and any interest accrued thereon, less any applicable withholding tax, if any, shall be collected and held by the Escrow Agent to the benefit of the Subscriber, and pursuant to the terms of this Agreement, AND PROVIDED FURTHER that should the Subscription Proceeds be released to Helix, then in such event, Helix shall be entitled to the benefit of any interest accrued on the funds from the date of deposit of the Subscription Proceeds.

2.03       Prior to remitting Subscription Proceeds to the Escrow Agent, the Subscriber shall, either by facsimile or via electronic mail, provide to the Escrow Agent a notice (the ‘Notice”) confirming the following information:

(i)           the amount of money to be wired to the Escrow Agent; and
(ii)          the amount of Units subscribed for;

which Notice the Escrow Agent shall be entitled to rely upon without further inquiry. The Escrow Agent shall have no responsibility for ensuring that the correct amounts of Subscription Proceeds are received from the Subscriber.

3.	REPORTING TO HELIX

3.01         Computershare will notify Helix or its legal counsel immediately upon receipt of the Subscription Proceeds setting out the name of the Subscriber and the total amount of Subscription Proceeds received in Canadian dollars.

4.	DELIVERY OF THE SHARE CERTIFICATES AND RELEASE OF THE SUBSCRIPTION PROCEEDS

4.01         On the Closing Date, the Escrow Agent shall deliver the Subscription Proceeds to Helix and any interest accrued thereon less the Escrow Agent’s fees and expenses against delivery to the Subscriber by the Escrow Agent of certificates representing the Unit Shares and Warrants subscribed for by the Subscriber pursuant to the Subscription Agreement, registered in the name of the Subscriber (the “Certificates”).

4.02         Should Helix not provide the documents referred to in paragraph 5.01 on or before the Closing Date, then in such event, Computershare shall be authorized and directed to return the Subscription Proceeds and any accrued interest thereon to the Subscriber less any applicable withholding tax, if any.

5.	CONDITIONS FOR RELEASE OF SUBSCRIPTION PROCEEDS TO HELIX

5.01         It shall be a true condition precedent of Computershare’s obligation and right to release the Subscription Proceeds to Helix that the following documents have been delivered to the Escrow Agent, on or before the Closing Date:

a)	Written notice from the Toronto Stock Exchange that the terms and conditions of the private placement have been accepted for filing and have been conditionally approved;

b)
Such further and other regulatory approvals as may be necessary and required in the reasonable opinion of counsel to Helix.  If no such approvals are required, then Helix will provide an officer’s certificate to the Escrow Agent to that effect;

c)	Treasury Order(s) directed to the transfer agent authorizing the issuance of the Certificate(s) for the Unit Shares forming part of the Units purchased with the Subscription Proceeds;

d)	Warrant Certificates for the Warrants forming part of the Units purchased with the Subscription Proceeds; and

e)	Written confirmation from Helix that it has accepted the Subscription Agreement.

6.	INDEMNITY

6.01         Helix and the Subscriber, both jointly and severally, hereby indemnify and save harmless Computershare, its officers, directors, employees and agents with respect to any losses, claims, damages, liabilities, costs or other expenses of any kind or nature or kind including reasonable legal fees, caused, sustained, or incurred by reason of or arising out of the performance by Computershare of its duties and obligations hereunder, other than those caused, sustained, or incurred by reason of or arising out of the gross negligence or wilful misconduct of Computershare.  This indemnity shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

6.02        The Subscriber hereby acknowledges and agrees that Computershare is acting as Escrow Agent only and solely, for purposes of holding the Subscription Proceeds, and the release of same pursuant to the conditions as set out in paragraph 5 hereinbefore.  The Subscriber hereby acknowledges and agrees that the Escrow Agent makes no representations, nor does the Escrow Agent express any opinion, with respect to the form of Subscription Agreement, its appropriateness, or enforceability, but that the Escrow Agent acts only and solely as depository for the Subscription Proceeds, which Subscription Proceeds will be held for release pursuant to the terms of this Agreement.  The Escrow Agent upon release of the Subscription Proceeds to Helix and release of the certificates representing the Unit Shares and Warrants referred to in paragraph 4.01, to the Subscriber at the address set out in the signature page, shall be relieved of any further obligation with respect to this Escrow Agreement, and the Escrow Agent shall be completely discharged of its obligations save and except for the Escrow Agent’s right to its fees which shall remain in full force and effect.

7.	ESCROW CLAUSES

7.01        The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, statutory declaration or other paper or document furnished to it, not only as to its due execution and the validity and the effectiveness of its provisions but also as to the truth and acceptability of any information therein contained which it in good faith believes to be genuine and what it purports to be.

7.02        The Escrow Agent may seek the advice of legal counsel or such other experts, advisors, agents or agencies as it may in its discretion require for the purpose of discharging its duties under this Agreement, or in the event of any question or dispute as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such legal counsel or other experts.

7.03        In the event of any disagreement between any of the parties to this Agreement, or between them or either of them and any other person, resulting in demands or adverse claims being made in connection with or for any asset involved herein or affected hereby, the Escrow Agent shall be entitled, at its discretion, to refuse to comply with any demands or claims on it, as long as such disagreement shall continue, and in so refusing the Escrow Agent may make no delivery or other disposition of any asset involved herein or affected hereby, and in so doing the Escrow Agent shall not be or become liable in any way or to any person or party for its failure or refusal to comply with such conflicting demands or adverse claims, and it shall be entitled to continue so to refrain from acting and so to refuse to act until the right of person or party shall have been finally adjudicated in a court assuming and having jurisdiction on the asset involved herein or affected hereby, or all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all persons and parties interested.

7.04        Helix will pay to the Escrow Agent from time to time remuneration for its services hereunder as agreed upon and will pay or reimburse the Escrow Agent, upon its request, for all reasonable expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its counsel and all other advisers and assistants not regularly in its employ).  Any amount due under this Section and unpaid 30 days after request for such payment, will bear interest from the expiration of such 30 days at a rate per annum equal to the then current rate charged by the Escrow Agent from time to time, payable on demand.  All amounts so payable and the interest thereon will be payable out of any assets in the possession of the Escrow Agent in priority to amounts owing to any and all other parties. This section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

7.05        The Escrow Agent shall not be required to expend or risk its own funds or otherwise incur financial liabilities in the performance of any of its duties hereunder, or in the exercise of any of its rights and powers hereunder.  The Escrow Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it.

7.06        The forwarding of a cheque representing the Subscription Proceeds by the Escrow Agent will satisfy and discharge the liability for any amounts due to the extent of the sum or sums represented thereby (plus the amount of any tax deducted or withheld as required by law) unless such cheque is not honoured on presentation; provided that in the event of the non-receipt of such cheque by the payee, or the loss or destruction thereof, the Escrow Agent, upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to such payee a replacement cheque for the amount of such cheque.

7.07        The Escrow Agent shall not be responsible for ensuring that the Subscription Proceeds are used in the manner contemplated in the Subscription Agreement or any documentation associated therewith.

7.08        Computershare may resign and be discharged from all further duties and liabilities hereunder by giving to all of the parties hereto at least 30 days notice in writing or such shorter period as the parties hereto may accept as sufficient.  In the event of the Escrow Agent resigning as aforesaid, the Escrow Agent shall deliver the Subscription Proceeds as jointly directed by Helix and the Subscriber, and shall execute such further assurances and documents as are reasonably required by Helix and the Subscriber in connection with such transition.  In the event of the resignation of the Escrow Agent, Helix and the Subscriber shall jointly appoint a successor escrow agent.

8.	SINGULAR, PLURAL AND GENDER

8.01        Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement, the same shall be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the fact or context so requires and the provisions hereof and all covenants herein shall be construed to be joint and several when applicable to more than one party.

9.	ENUREMENT

9.01        This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.	HEADINGS

10.01       The headings in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision hereof.

11.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

11.01       This Agreement shall be governed by and construed in accordance with the laws of the Province of  Ontario and the parties hereto hereby submit to the jurisdiction of the Courts of the Province of Ontario.

12.	TIME OF THE ESSENCE

12.01       Time shall be of the essence of this Agreement and of every part hereof.

13.	COUNTERPARTS

13.01       This Agreement may be executed in several counterparts each of which when so executed shall be deemed to be an original, and such counterparts shall constitute the one and same instrument and notwithstanding the date of execution shall be deemed to bear date first set out in this Agreement.

14.	NOTICE

14.01       Any notice required or permitted to be given under this Agreement will be in writing and will be given by delivery by hand, sending by telegram or other means of electronic communication producing a printed copy (“Electronic Communication”) or sending by pre-paid registered mail, such notice to the parties at the following addresses or such other addresses as any party may specify by notice in writing to the other:

a.	if to Computershare:

Computershare Trust Company of Canada
100 University Avenue, 9th Floor, North Tower
Toronto, Ontario Canada,   M5J 2Y1

Attention:  Manager, Corporate Trust                                           Fax:  (416) 981-9777

b.	if to Helix:

Helix BioPharma Corp.
Unit #3 – 305 Industrial Parkway South
Aurora, Ontario
Canada, L4G 6X7

Attention:  The President                                                                Fax: (905) 841 - 9790

c.             if to the Subscriber:

at the address and fax number set out in the signature page.

15.	CURRENCY

15.01	All monies quoted in this Agreement shall be stated and paid in lawful money of Canada unless otherwise stated.

16.	ENTIRE AGREEMENT

16.01   The entire agreement between the parties is expressed herein and no variation or modification of its terms shall be valid unless expressed in writing and signed by the parties hereto. All previous agreements, promises, proposals, representations, understandings and negotiations between the parties hereto which relate in any way to the subject matter of the Agreement are hereby superseded and deemed to be of no effect.

17.	FURTHER ASSURANCES

17.01       All parties agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered such further acts, documents and things as may be reasonably required in order to give full force and effect to this Agreement and any of the terms and conditions hereof, whether or not after the execution hereof.

18.	SEVERABILITY

18.01       If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

19.	NO WAIVER

19.01       No failure or delay on the part of any Party in exercising any right, power or remedy provided in this Agreement may be, or may be deemed to be, a waiver thereof; nor any single or partial exercise of any right, power or remedy preclude any other or further exercise of such right, power or remedy or any other right, power or remedy.

20.	AMENDMENTS

20.01      ThisAgreement may be amended by and upon written notice to the Escrow Agent at any time given jointly by Helix and the Subscriber, but the duties and responsibilities of the Escrow Agent shall not be increased and the indemnities of the Escrow Agent shall not be decreased without the written consent of the Escrow Agent. No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound.

21.	PRIVACY

21.01      The Parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(i)	to provide the services required under this agreement and other services that may be requested from time to time;

(ii)	to help the Escrow Agent manage its servicing relationships with such individuals;

(iii)	to meet the Escrow Agent’s legal and regulatory requirements; and

(iv)	if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Escrow Agent shall make available on its website or upon request, including revisions thereto. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned uses and disclosures.

22.	AGREEMENT EFFECTIVE

22.01    This Agreement shall become effective upon execution by all parties and delivery of a fully executed copy (or all counterparts thereof) to Computershare.

23.	ANTI MONEY LAUNDERING

23.01   Each party to this Agreement hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent's prescribed form as to the particulars of such third party.

23.02  The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline.  Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to the Company, provided (i) that the Escrow Agent's written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent's satisfaction within such 10 day period, then such resignation shall not be effective.

      IN WITNESS WHEREOF the parties have executed this Agreement all on the date and year first above written.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:           _________________________________

Per:           _________________________________

HELIX BIOPHARMA CORP.

Per:           _______________________________

Per:           _______________________________

SUBSCRIBER:

____________________________________________
Name of Subscriber

____________________________________________
Signature of Subscriber or Authorized Representative

____________________________________________
Print Name and Representative Capacity of Signatory, if applicable

____________________________________________

____________________________________________
Address

____________________________________________
Telephone Number

____________________________________________
Fax Number

____________________________________________
Email address